EXHIBIT 99.1

Century Aluminum Announces Transition of Non-Executive Chairman
CHICAGO, October 8, 2018 (GLOBE NEWSWIRE) -- Century Aluminum Company (NASDAQ:CENX) announced today the death of its non-executive chairman, Terence A. Wilkinson, at age 72. Mr. Wilkinson joined the Board of Directors as chairman in 2011 and has served in that capacity since that time. He also chaired the Independent Directors and Governance and Nominating committees of the Board.
The directors have elected Andrew G. Michelmore as non-executive chairman. Mr. Michelmore recently rejoined the Board, having served from 2010 to 2015. He retired in 2017 as Executive Director and Chief Executive Officer of MMG Limited.
“It is with extraordinary regret that we note the passing of our colleague and friend Terence Wilkinson,” commented Michael A. Bless, President and Chief Executive Officer. “Terence’s insight and wise counsel was a constant source of value for our board and our employees. His focus on the safety and sustainability of our businesses was an inspiration and a guidepost for me and my colleagues. He perpetually reminded us that our most important assets walk in and out of our facilities each and every day. We are wiser and better for having had the fortune of his commitment during these last seven years. Terence will be sorely missed, and we wish his family our sincere sympathies.”
Mr. Bless continued, “We were fortunate recently to welcome Andrew Michelmore back onto our board. Andrew previously served as a director for five years, until his professional responsibilities at the time necessitated that he step down. He has had a long and distinguished career in the metals and mining industry, and possesses deep knowledge of our operations, customers and markets. We are gratified he has agreed to assume the role of non-executive chairman. Andrew will provide great value as we move forward to execute the company’s strategy.”
Dissemination of Company Information
Century intends to make future announcements regarding Company developments and financial performance through its website, www.centuryaluminum.com.
About Century Aluminum
Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Chicago, IL. Visit www.centuryaluminum.com for more information.
Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements about future events and are based on our current expectations. These forward-looking statements may be identified by the words "believe," "expect," "hope," "target," "anticipate," "intend," "plan," "seek," "estimate," "potential," "project," "scheduled," "forecast" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," "might," or "may."
Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Given these uncertainties, investors are cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts
Peter Trpkovski
(Investors and media)